United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number: 000-04173


                              DMI Furniture, Inc.
              ___________________________________________________
             (Exact name of registrant as specified in its charter)


                                One Oxmoor Place
                          Suite 205, 101 Bullitt Lane
                           Louisville, Kentucky 40222
                                 (502) 426-4351
              ___________________________________________________
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.10 per share
              ____________________________________________________
            (Title of each class of securities covered by this Form)


                                      NONE
              ____________________________________________________
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  |X|              Rule 12h-3(b)(1)(i)  |X|
         Rule 12g-4(a)(1)(ii) |_|              Rule 12h-3(b)(1)(ii) |_|
         Rule 12g-4(a)(2)(i)  |_|              Rule 12h-3(b)(2)(i)  |_|
         Rule 12g-4(a)(2)(ii) |_|              Rule 12h-3(b)(2)(ii) |_|
                                               Rule 15d-6           |_|

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 DMI Furniture, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 2, 2003                   DMI FURNITURE, INC.


                                         BY:    /s/ Phillip J. Keller
                                                -------------------------------
                                                Phillip J. Keller
                                                Vice President of Finance and
                                                Chief Financial Officer




Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.